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                                                                      EXHIBIT 99

                               HABERSHAM BANCORP

              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
                             DATED OCTOBER 22, 1996

1.  PARTICIPATION.

     (a) All record owners of Habersham Bancorp ("Habersham") Common Stock ("Common Stock") may participate in the Habersham Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker or a bank nominee) must become owners of record by having the number of shares as to which they wish to participate transferred into their names or make appropriate arrangements with the nominee or other owner of such shares.

     (b) Under the Plan, cash dividends on all or less than all shares of Common Stock registered in a participant's name may be reinvested in additional Common Stock. Participants also may make optional cash payments from $10.00 to $3,000.00 per quarter at any time after the first reinvestment of dividends with respect to all or less than all of their shares, provided that participants are also participating in the dividend reinvestment portion of the Plan.

2.  ENROLLMENT.

     (a) Any record owner of Common Stock may enroll in the Plan by signing and returning the Authorization Card at any time prior to the record date for the next dividend payment. Reinvestment of dividends will begin with the next dividend payment subsequent to receipt of the Authorization Card.

     (b) The Authorization Card appoints Habersham, or its duly authorized agent, as agent for each participant and directs Habersham to apply cash dividends as directed by the participant, and any optional cash payment the participant might make, to the purchase of additional shares of Common Stock in accordance with the terms of the Plan.

3.  CASH DIVIDEND REINVESTMENT.

     (a) Participants may have cash dividends paid on all shares of Common Stock registered in their names automatically reinvested in additional shares of Common Stock at a price equal to 100% of the market price average, as defined in
Section 6 below. Participants may also have dividends on less than all of the shares registered in their names automatically reinvested at a price equal to 100% of the market price average and continue to receive the remainder of their cash dividends. In either case, participants may make optional cash payments for investment in additional shares of Common Stock at a price equal to 100% of the market price average. No commission, service charge or management fee is paid by a participant in connection with purchases under the Plan.

4.  OPTIONAL CASH PAYMENTS.

     (a) Record owners of Common Stock who have chosen to participate in the dividend reinvestment aspect of the Plan may also make optional cash payments in the amounts specified in Section 1 above. Optional cash payments received from a participant not later than a dividend record date will be applied to the purchase of additional shares of Common Stock on the dividend payment date applicable to such record date.

     (b) Such purchases will be made at 100% of the market price average. Optional cash payments will be invested once each quarter on the dividend payment date for that quarter. Interest will not be paid on optional cash payments. Any optional cash payment received more than thirty (30) days prior to a dividend payment date will be returned.

     (c) Optional cash payments must be mailed so that they are received by Habersham not later than a dividend record date. Any amount received as an optional cash payment will be returned by mail to the
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participant if Habersham receives a written notice requesting such return at least 48 hours prior to the next dividend reinvestment date.

5.  SHARES SUBJECT TO PLAN.

     All reinvestment dividends and optional cash payments under the Plan will be used to acquire authorized and previously unissued Common Stock, or shares of Common Stock held by Habersham as treasury stock, or shares of Common Stock purchased for Plan participants in the open market, or a combination of the foregoing.

6.  PURCHASES OF STOCK.

     (a) The purchase price per share of shares acquired from Habersham under the Plan with reinvestment dividends on any dividend payment date will be 100% of the average of the daily closing prices of Habersham's Common Stock reported by the Nasdaq Stock Market ("Nasdaq") for the period of five (5) trading days (on which the Common Stock was traded) immediately preceding the dividend payment date. The purchase price per share of shares purchased from Habersham with optional cash payments will also be 100% of such average. The purchase price of shares purchased from Habersham shall be determined by Habersham on the basis of such market quotations as it shall deem appropriate in the event that there is no trading in the Common Stock on Nasdaq (or if trading is halted or suspended) for a substantial amount of time or if publication of the sales prices of the Common Stock does not take place or contains a reporting error. No shares will be sold by Habersham to participants in the Plan at less than the par value of such shares.

     (b) The purchase price per share of shares purchased with reinvested dividends in the open market will be the weighted average price of the Common Stock purchased in the open market for all Plan participants in respect of a particular dividend payment date. The price to Plan participants of shares purchased with optional cash payments in the open market will be the same average. (The "market price average" will be the appropriate average as described in this Section and in Section 6(a) depending on whether shares are purchased from Habersham or in the open market.)

     (c) Dividend reinvestment amounts will be invested once each quarter on the dividend payment date for that quarter. Optional cash payments will be invested once each quarter on the dividend payment date for that quarter.

     (d) The number of shares purchased for a participant depends on the amount of a participant's dividend and the amounts of optional cash payments, if any, and the purchase price per share.

     (e) The participant's account, maintained by Habersham, or by any duly appointed agent of Habersham, will be credited with the number of shares, including fractional shares computed to three decimal places, equal to the sum of (i) the total amount of dividends to be reinvested divided by 100% of the applicable purchase price and (ii) the total amount of any optional cash payments to be invested divided by 100% of the applicable purchase price. Shares purchased under the plan will be credited to the participant's account but will not be registered in the participant's name nor will certificates be issued to the participant unless requested in writing or upon termination or withdrawal from the Plan. Dividends on a fractional interest in a share will be credited to the participant's account.

7.  COSTS.

     Participants will incur no brokerage commissions or service charges for purchases made under the Plan. All costs of administration of the Plan will be paid by Habersham.

8.  REPORTS TO PARTICIPANTS.

     Habersham will furnish quarterly to each participant for whom a purchase was made a statement showing transactions in the participant's account since the preceding purchase. At the end of each year, Habersham will report to each participant the dividends credited to his or her account for that year on the shares held for

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him or her and on the shares registered in his or her name. The number of shares credited to a participant's account will also be shown on the statement.

9.  CERTIFICATES.

     Certificates for shares of Common Stock purchased under the Plan will not be issued to participants unless requested in writing. A participant may, from time to time, make a written request of Habersham to issue full shares in his or her name. The shares represented by that certificate will be withdrawn from the participant's account. Any remaining full shares and fraction of a share will continue to be credited to the participant's account. Certificates for fractions of a share will not be issued.

10.  VOTING OF SHARES.

     Habersham will vote at shareholders' meetings any full shares credited to a participant's account in accordance with the proxies returned to Habersham by the participant with respect to shares of Common Stock registered in the participant's name. Such shares will not be voted if no proxy is given by the participant.

     If a shareholder's proxy is returned properly signed but without indicating instructions as to the manner in which the shares are to be voted with respect to any item thereon, all of the shareholder's shares will be voted in accordance with the recommendations made by the board of directors of Habersham. If a shareholder's proxy is returned unexecuted or improperly executed, the shares will only be voted if the shareholder votes in person.

11.  STOCK DIVIDENDS AND STOCK SPLITS.

     Any stock dividends or stock splits distributed by Habersham on shares credited to the account of a participant under the Plan will be credited to the participant's account. Stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to the shareholder in the same manner as to shareholders who are not participating in the Plan.

12.  RIGHTS OFFERINGS.

     If a participant is entitled to participant in a rights offering, his or her entitlement will be based upon the participant's total holdings, including the shares of Common Stock credited to him or her under the Plan. Rights certificates will, however, only be issued for whole shares.

13.  TRANSFER OF RECORD SHARES.

     Shares credited to the account of a participant under the Plan may not be sold, pledged or assigned without first requesting that a certificate for such shares be issued to the participant. If a participant has disposed of all shares registered in his or her name but continues to have shares credited to his or her account under the Plan, the participant's participation in the Plan will be terminated, and certificates (or cash for fractional shares) will be distributed in accordance with Section 15 hereof. If a participant disposes of only a portion of the shares registered in his or her name, Habersham will continue to reinvest dividends on the remaining shares. If a participant who is reinvesting cash dividends on a portion of the shares registered in his or her name disposes of some but not all of those shares, Habersham will continue to reinvest the dividends on the remainder of the shares up to the number of shares originally authorized.

14.  CHANGING INVESTMENT OPTION.

     A participant may change his or her investment option at any time by signing a new Authorization Card and returning it to Habersham. A change in investment option will be effective for the next dividend payment date if the Authorization Card is received prior to the dividend record date.

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15.  TERMINATION OF ACCOUNT.

     (a) A participant may terminate his or her account at any time by notifying Habersham of such desire in writing. Any such notice received subsequent to the record date for a dividend shall not be effective until dividends have been reinvested and credited to his or her account. Optional cash payments sent to Habersham may be withdrawn if a written notice of withdrawal is received by Habersham at least 48 hours prior to the dividend payment date.

     (b) Within a reasonable time after termination, a certificate for the stock purchased and credited to the participant's account under the Plan will be issued and delivered to the participant for all whole shares. Any fractional interest in a share will be converted to cash at the then current market value. Alternatively, the participant may elect to receive a check for the proceeds from the sale of all shares purchased and credited to the participant's account, including any fractional share, less any brokerage fees or commissions and any applicable transfer tax. The sale will be made as soon as possible after receipt of the notification of termination.

16. AMENDMENT AND TERMINATION OF THE PLAN.

     Notwithstanding any other provision of the Plan, the Board of Directors of Habersham or any designated committee thereof reserves the right to amend, suspend, modify or terminate the Plan at any time. All participants will receive notice of any such amendments, suspensions or modifications. Upon a termination of the Plan, any uninvested optional cash payments will be returned, certificates for full shares credited to a participant's account under the Plan will be issued to the participant, and payment will be made in cash for any fractional share credited to a participant's account.

17.  TAXES.

     The reinvestment of dividends does not relieve the participant of any taxes which may be payable on such dividends.

18.  NOT A BANK ACCOUNT.

     The participant shall have no right to draw checks or drafts against his or her account.

19.  DUTIES AND RESPONSIBILITIES.

     Habersham shall not have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to this Plan, nor shall Habersham have any duties, responsibilities or liabilities except such as are expressly set forth herein. Habersham shall not be liable hereunder for any act done in good faith, or any good faith omission to act, including, without limitation, any claims of liability (a) with respect to the time or prices at which shares are purchased or sold for a participant's account, or any inability to purchase or sell shares, for any reason, (b) for any fluctuation in the market value after purchase or sale of shares, or (c) arising out of failure to terminate the participant's account upon such participant's death prior to receipt of a notice in writing of such death.

20.  GOVERNING LAW.

     This Plan is governed by the laws of the State of Georgia.

                                          HABERSHAM BANCORP

                                          By:      /s/ David D. Stovall
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                                                      David D. Stovall
                                                         President

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